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                                                                EXHIBIT 10.20.1

            FIRST AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT (UMass IP)

      This First Amendment to Exclusive License Agreement (UMass IP) ("First Amendment") is made and entered into as of this 25th day of August, 2005 (the "Amendment Effective Date"), by and between Advanced Cell, Inc. (formerly known as Advanced Cell Technology, Inc.), a Delaware corporation with offices located at 381 Plantation Street, Worcester, Massachusetts 01605 ("LICENSOR"), and Lifeline Cell Technology, LLC (formerly known as PacGen Cellco, LLC), a California limited liability company with offices located at 157 Surfview Drive, Pacific Palisades, CA 90272 ("LICENSEE") (LICENSOR and LICENSEE sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties").

      WHEREAS, the Parties previously entered into an Exclusive License Agreement (UMass IP), dated May 14, 2004 (the "License Agreement"), which grants LICENSEE defined rights to use certain intellectual property controlled by LICENSOR; and

      WHEREAS, the Parties also entered into that certain Agreement to Amend ACT/Cellco License Agreements dated September 7, 2004 (the "Agreement to Amend"), which contemplates that the Parties will amend the License Agreement in certain respects; and

      WHEREAS, the Parties have agreed to amend the License Agreement as provided herein;

      NOW, THEREFORE, in consideration of the premises and terms of this First Amendment, and in consideration of the payment to LICENSOR by LICENSEE of $56,250, the receipt of which is hereby acknowledged by LICENSOR, the Parties agree to amend the License Agreement as follows:

1.    Section 1.3 is deleted in its entirety and replaced with the following:

      1.3 "FIELD" shall mean (1) the research, development, manufacture and selling to third parties of human and non-human animal cells and ACT ANIMAL CELL LINES for commercial research use, including small molecule and other drug testing and basic research, (2) the manufacture and selling of human cells for therapeutic and diagnostic use in the treatment of human (a) diabetes, (b) liver diseases and (c) retinal diseases and retinal degenerative diseases, and (3) the use of ACT ANIMAL CELL LINES in the process of manufacturing and selling human cells for therapeutic and diagnostic use in the treatment of human (a) diabetes, (b) liver diseases and
            (c) retinal diseases and retinal degenerative diseases, but where the final marketed product does not include ACT ANIMAL CELL LINES (i.e. does not include the field of xenotransplantation); but FIELD shall exclude applications involving the use of cells in the treatment of tumors where the primary use of the cells is the destruction or reduction of tumors and does not involve regeneration of tissue or organ function.

2.    Section 1.4 is deleted in its entirety and replaced with the following:

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      1.4   "KNOW-HOW" means all compositions of matter, techniques and data and other know-how and technical inventions (whether or not patentable), improvements and developments, practices, methods, concepts, trade secrets, documents, computer data, computer code, apparatus, clinical and regulatory strategies, test data, analytical and quality control data, formulation, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information that is owned or controlled by LICENSOR as of the Effective Date that relates to cloning technology or to any of the subject matter described in or claimed by the PATENT RIGHTS and is relevant to the FIELD. By way of illustration, but not in limitation, KNOW-HOW shall include commercial rights in the FIELD to any existing or potential research products, including reagents, developed by LICENSOR in the course of its in-house research as more fully described in Section 15.3 of this Agreement. An example of this is the proprietary culture medium developed by LICENSOR in the course of the development of LICENSOR's proprietary ooplasmic transfer technology.

3. Section 1.10 is amended by deleting the text in Section 1.10 in its entirety and replacing it with the following: "Intentionally omitted".

4.    Section 2.6 is deleted in its entirety and replaced with the following:

            LICENSEE acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, LICENSOR may: (i) practice the LICENSED TECHNOLOGY and develop and manufacture LICENSED PRODUCTS within the FIELD for research purposes, provided that LICENSOR may not market or sell LICENSED PRODUCTS in the FIELD to third parties in contravention of LICENSEE'S exclusive rights hereunder; (ii) distribute or otherwise transfer cells or cell lines or other reagents to collaborators for research purposes, and commercialize the results of such research (other than media and other reagents produced for sale to the commercial research market) outside the FIELD in connection with the research, development, manufacture or sale of therapeutic products that are not in contravention of LICENSEE'S exclusive rights hereunder; and (iii) distribute or otherwise transfer cells or cell lines to collaborators for the purposes of researching, developing and commercializing cell based therapeutics for purposes other than those exclusively licensed to LICENSEE hereunder.

            By way of illustration of subparagraph (ii) of Section 2.6 hereof, should LICENSOR partner with a biopharmaceutical company in order to produce skin cells for human therapeutic use, and in the process of basic research, preclinical, or clinical development find it necessary or useful to transfer cell lines or other reagents to that partner to facilitate the development of such dermatological product, such transfer, provided that the transferred material is not sold or marketed to such biopharmaceutical company for monetary compensation, shall be considered outside of the FIELD.

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            LICENSOR may make LICENSED PRODUCTS available to its collaborators.
            In the event LICENSOR requests that LICENSEE deliver to LICENSOR LICENSED PRODUCTS in the FIELD for use in connection with the purposes described in the above paragraph, LICENSEE shall make such LICENSED PRODUCTS available to LICENSOR on commercially reasonable terms. LICENSOR may make LICENSED PRODUCTS in the FIELD, whether developed and manufactured by LICENSOR or obtained from LICENSEE, available to its collaborators, provided that LICENSOR enters into a license with any such collaborator that expressly prohibits the collaborator from commercializing the LICENSED TECHNOLOGY in the FIELD or using the LICENSED PRODUCTS in the FIELD for any purpose other than in connection with the collaboration with LICENSOR for the purposes described above. LICENSOR shall provide LICENSEE with a copy of any such license entered into with a collaborator prior to delivering any LICENSED PRODUCTS in the FIELD; PROVIDED, HOWEVER, that LICENSOR may redact from such license agreements any financial terms LICENSOR considers proprietary or confidential and not relevant to LICENSEE'S exclusive rights hereunder, and PROVIDED FURTHER that any such licenses provided to LICENSEE shall be considered and treated as Confidential Information under Article 10 of this Agreement. Any license by LICENSOR to a collaborator hereunder shall specifically provide that any intellectual property developed under such collaboration shall be treated as if developed by LICENSOR for purposes of determining if it is subject to any of the provisions of this Agreement.

5. Section 4.3 is amended in part by deleting the text (including numbers) after the words "and the following minimum amounts:" and replacing such text with the following:

      (i)   At 12 months, $15,000
      (ii)  At 24 months, $30,000
      (iii) At 36 months, $45,000
      (iv)  Annually thereafter, $60,000

6. Section 15.3 is amended by deleting the words "including any rights acquired under Section 15.18 hereof,".

7. Section 15.18 is amended by deleting the text in said Section in its entirety and replacing it with the following:

      15.18 To support the grant of rights hereunder with respect to retinal disease, LICENSOR shall provide the services of Robert Lanza, M.D., his assistants and the use of such lab space and equipment as they may need that LICENSOR can reasonable supply, understanding that Dr. Lanza, his assistants are the full-time

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            employees of LICENSOR and the equipment will be primarily used for
            LICENSOR research. Such assistance will be for a period of the earlier of one year from the date of this Amendment or until:

            (a) the completion of preliminary animal studies to assess safety and efficacy of applying cells for the treatment of retinitis pigmentosa and/or macular degeneration (including any contracts or rights already established for initial animal studies);

            (b) completion and submission of a scientific paper to a peer-reviewed journal co-authored by LICENSOR and LICENSEE scientists presenting animal data and analysis (subject to the pre-approval of both parties prior to publication);

            (c) completion of consultations with the FDA to assess the suitability of animal data gathered to initiate the paperwork for early stage human clinical trials;

            (d) initiation of process of filing the paperwork for early stage human trials.

            A committee composed of Michael West, Ph.D., Robert Lanza, M.D. and Irina Klimanskaya, Ph.D., as the LICENSOR representatives, and Jeffrey Janus and two additional representatives from LICENSEE that LICENSEE will promptly identify to LICENSOR in writing (the "Committee"), will meet periodically during the six-month period commencing on the Amendment Effective Date to discuss completion of the above-identified tasks.

            The LICENSEE Committee representatives may consult informally with the LICENSOR Committee representatives, both in person and by telephone, regarding issues of mutual interest identified by the Committee. The Committee shall meet during such six-month period at the facilities of LICENSOR or LICENSEE as shall be mutually determined; the time and place of such meetings, and the agenda for such meetings, shall be determined by mutual agreement. It is contemplated by the Parties that the Committee will meet three times during the six-month period. Either party may replace its representatives at any time, upon written notice and mutual agreement of the parties.

            The foregoing notwithstanding, if LICENSOR is unable or unwilling to complete the tasks outlined in this Section 15.18 above, LICENSEE shall have the right to manage and carry the work forward so long as LICENSEE provides funding for the project, in which case any intellectual property that is developed under LICENSEE's management and funding shall accrue to LICENSEE, and LICENSEE shall be entitled to treat as prepayment of future licensing requirements under this and other license agreements between LICENSOR and LICENSEE the actual costs incurred by LICENSEE in completing subsections (a)

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            through (d) above; PROVIDED, HOWEVER, that LICENSEE shall not be entitled to treat any such costs as prepayment of future licensing requirements under this and other license agreements between LICENSOR and LICENSEE if LICENSOR transfers to LICENSEE the technological protocols, techniques and training necessary for LICENSEE to replicate LICENSOR'S generation of retinal cells from stem cells. LICENSEE and LICENSOR agree that the transfer to LICENSEE of the technological protocols, techniques and training necessary for LICENSEE to replicate LICENSOR'S generation of retinal cells from stem cells shall be complete when LICENSOR provides LICENSEE with written copies of such protocols and techniques and two weeks of additional lab training at the Worcester facility by two qualified technicians within six months after the Amendment Effective Date.

8. The Agreement is amended by replacing all references to the word "Product" with the term "Licensed Product".

9. This First Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof, and shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

10. The Parties agree that the Agreement to Amend is terminated by mutual agreement and that all of its provisions are superseded in their entirety by this First Amendment. The License Agreement, as amended hereby, contains the entire agreement of the Parties hereto and thereto with respect to the matters discussed herein and therein. This First Amendment may not be modified except in writing signed by the Parties.

11. Except to the extent specifically amended hereby, the terms and provisions of the License Agreement are hereby ratified and affirmed in all respects and continue in full force and effect.

      IN WITNESS WHEREOF, this First Amendment has been executed by duly authorized representatives of the Parties as of the Amendment Effective Date.

ADVANCED CELL, INC.

By:  /s/ William M. Caldwell, IV
   -----------------------------------------
Printed Name:  William M. Caldwell, IV
Title:         Chief Executive Officer


LIFELINE CELL TECHNOLOGY, LLC

By:  /s/ Kenneth Aldrich
   -----------------------------------------
Printed Name:  Kenneth Aldrich
Title:         Managing Member